Exhibit 10.1

AMENDMENT NO. 2 TO

SERVICES AND INVESTMENT AGREEMENT

THIS AMENDMENT NO. 2 (this “Amendment”), dated as of September 8, 2015, is made by and between EXCO Resources, Inc., a Texas corporation (“EXCO”), and Energy Strategic Advisory Services LLC, a Delaware limited liability company (“ESAS”). Each of EXCO and ESAS is individually a “Party” and, collectively, the “Parties”.

Reference is hereby made to that certain Services and Investment Agreement, dated March 31, 2015, by and between EXCO and ESAS, as amended by that certain Acknowledgement of Amendment, dated as of May 26, 2015 and effective as of March 31, 2015, by and between EXCO and ESAS (as so amended and as may be amended, restated or otherwise modified in accordance with its terms, the “Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

WHEREAS, in accordance with Section 11.10 of the Agreement, the Agreement may be amended upon the prior written consent of ESAS and EXCO;

WHEREAS, pursuant to Section 5.20 of the Agreement, ESAS agreed to purchase shares of Common Stock of EXCO through open market purchases from unaffiliated Third Parties such that (when including all or any portion of the Initial Investment held by the ESAS Group on the Investment Obligation Test Date) the ESAS Group shall own, directly or indirectly, beneficially or of record, as of the first anniversary of the Closing Date, shares of Common Stock of EXCO with an aggregate cost basis (net of the aggregate cost basis of all shares of Common Stock sold by the ESAS Group during the same period) of at least $50,000,000 (the “Investment Amount”);

WHEREAS, pursuant to Section 5.21 of the Agreement, EXCO and ESAS agreed to cooperate in good faith to determine whether any transaction contemplated by the Agreement would, or reasonably would be expected to, cause an ownership change of EXCO under Section 382 of the Code or any comparable provision of any state or local Law, limiting or restricting the utilization of net operating losses of EXCO (collectively, an “Ownership Change”);

WHEREAS, EXCO and ESAS desire to amend the Agreement in order to, inter alia, (i) resolve any uncertainty regarding whether any condition to Closing of the Agreement has not been satisfied, and (ii) reduce the possibility of any Ownership Change as contemplated by Section 5.21 of the Agreement; and

WHEREAS, EXCO and ESAS have agreed to (i) reduce the Investment Amount from $50,000,000 to $23,500,000 and (ii) include a minimum weekly trading volume requirement in connection with ESAS’s obligation to purchase shares of Common Stock of EXCO in the open market pursuant to Section 5.20.

NOW, THEREFORE, pursuant to Section 11.10 of the Agreement, and in consideration of the mutual covenants and agreements set forth in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. The third recital of the Agreement is hereby amended and restated in its entirety and replaced in its entirety to read as follows:

“WHEREAS, members of the ESAS Group (as defined below) desire to purchase at least twenty-three million, five hundred thousand dollars ($23,500,000) of EXCO Common Stock prior to the first anniversary of the Closing Date, including the Initial Shares.”

2.	The following definition is hereby added to Section 1.1 of the Agreement and shall be inserted immediately below the definition “Transaction Documents”:

“Volume Requirement” is defined in Section 5.20.

3. Section 5.20 of the Agreement is hereby amended and restated in its entirety and replaced in its entirety to read as follows:

“Section 5.20 Agreement to Invest. Subject to applicable Law, from the period after the Closing Date through the first anniversary of the Closing Date, the ESAS Group shall purchase shares of Common Stock of EXCO through open market purchases from unaffiliated Third Parties such that (when including all or any portion of the Initial Investment held by the ESAS Group on the Investment Obligation Test Date) the ESAS Group shall own, directly or indirectly, beneficially or of record, as of the first anniversary of the Closing Date, shares of Common Stock of EXCO with an aggregate cost basis (net of the aggregate cost basis of all shares of Common Stock sold by the ESAS Group during the same period) of at least twenty-three million, five-hundred thousand dollars ($23,500,000) (such purchases, excluding the Initial Investment, the “Remaining Investment”); provided, however, (a) ESAS, at its sole option to be exercised by the delivery of written notice to EXCO on or before the first anniversary of the Closing Date, may extend such deadline by up to three (3) months from the first anniversary of the Closing Date (such deadline, as validly extended in accordance with this Section 5.20, the “Investment Obligation Test Date”) in the event that the ESAS Group is unable to purchase and own such shares of Common Stock due to blackout dates (other than normal quarterly blackouts that do not exceed seventy-five (75) days with respect to the last fiscal quarter and forty-five (45) days with respect to the first, second and third fiscal quarters) or other restrictions under applicable Laws or this Agreement, (b) ESAS shall not be required to comply with its obligations under this Section 5.20 to the extent that such compliance would be reasonably likely to result in any breach of ESAS’s obligations under Section 5.16 and (c) the obligations under this Section 5.20 shall be null and void ab initio upon the earlier to occur of the Termination Date or an Investment Obligation Termination Event prior to the deadline set forth in this Section 5.20. The Remaining Investment shall be conducted in accordance with one or more Rule 10b5-1 Plans, which shall provide, inter alia, that, subject to compliance with the limitations and restrictions under applicable Laws, this Agreement and EXCO’s insider trading policies, from and after the effective date of the Rule 10b5-1 Plan (which date shall be no later than two weeks after the first day of ESAS’s next open trading window period pursuant to EXCO’s insider trading policies) until the Remaining Investment has been purchased pursuant to this Section 5.20, the total volume of the purchases effected by or for the ESAS Group during each and every week shall be at least ten percent (10%) of the average weekly trading volume reported for the Common Stock of EXCO during the four calendar weeks preceding the week in which such purchases are effected, without any price limits set forth in such Rule 10b5-1 Plan (such provision, the “Volume Requirement”). Subject to compliance with the limitations and restrictions under applicable Laws, ESAS shall cause the initial Rule 10b5-1 Plan to have an effective date of no later than two weeks after the first day of ESAS’s next open trading window period pursuant to EXCO’s insider trading policies. Until the Remaining

Investment has been purchased pursuant to this Section 5.20, the ESAS Group shall ensure that any then active Rule 10b5-1 Plan is not suspended or terminated by any member of the ESAS Group unless a member of the ESAS Group has entered into another Rule 10b5-1 Plan with an effective date prior to or on the date of such suspension or termination that will satisfy the Volume Requirement. In the event that the ESAS Group has two or more Rule 10b5-1 Plans in effect with respect to the Common Stock of EXCO at any one time, the obligation to satisfy the Volume Requirement in such plans shall be satisfied if all such plans, taken together, provide for the purchase of at least the aggregate number of shares contemplated by the Volume Requirement. In making the Remaining Investment, ESAS shall use commercially reasonable efforts to comply with the limitations and restrictions set forth in Rule 10b-18(b) promulgated under the Exchange Act. Subject to compliance with the limitations and restrictions under applicable Laws, EXCO shall acknowledge (A) any Rule 10b5-1 Plan entered into by a member of the ESAS Group consistent with the requirements above, if reasonably requested by the broker selected to implement such plan and (B) the termination of any such Rule 10b5-1 Plan upon the request of ESAS after the Remaining Investment has been purchased pursuant to this Section 5.20, the Termination Date or an Investment Obligation Termination Event. Within three (3) Business Days after the Investment Obligation Test Date, ESAS shall submit a certificate stating compliance together with reasonable documentation supporting such compliance. ESAS may make open market purchases or sales of any other EXCO securities at its own discretion.”

4. The enforcement and interpretation of this Amendment shall be governed by the laws of the State of Texas. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Amendment and any enforcement hereof.

5. Other than Section 6 below, which shall be effective as noted therein, this Amendment and the terms and provisions contained herein shall be effective only upon the consummation of both the Initial Shares Closing and the Closing. If the Initial Shares Closing and the Closing do not both occur, then this Amendment shall automatically become void and of no force or effect upon the termination of the Services Agreement in accordance with its terms.

6. Effective immediately, each of ESAS and EXCO hereby waives the satisfaction of all conditions precedent to each of the Initial Shares Closing and the Closing, including the conditions set forth in Sections 6.1, 6.2, 7.1 and 7.2 of the Agreement.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ENERGY STRATEGIC ADVISORY SERVICES LLC

Name:	/s/ C. John Wilder
By:	C. John Wilder
Title:	Executive Chairman

Signature Page to Amendment No. 2 to the

Services and Investment Agreement

EXCO RESOURCES, INC.

Name:	/s/ William L. Boeing
By:	William L. Boeing
Title:	Vice President, General Counsel and Secretary

Signature Page to Amendment No. 2 to the

Services and Investment Agreement